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                                                                   Exhibit 10.24

                         QUEST DIAGNOSTICS INCORPORATED

                              AMENDED AND RESTATED
                        EMPLOYEES STOCK PURCHASE PROGRAM

                     (As extended through December 31, 2006)
     (Approved on February 23, 2005, with an Effective Date of July 1, 2005)

         The purpose of the Employees Stock Purchase Program (the "Program") of Quest Diagnostics Incorporated (the "Corporation") is to provide to employees an ongoing opportunity to purchase shares of Common Stock of the Corporation ("Common Stock"). No offering hereunder shall be made which shall extend beyond December 31, 2006. Four million (4,000,000) shares in the aggregate have been approved for this purpose.

         1. Administration. The Plan will be administered by a committee appointed by the Board of Directors, consisting of at least three employees (the "Committee"). Members of the Committee shall be eligible to participate in the Program on the same terms as other employees. The Committee will have authority to make rules and regulations for the administration of the Program and its interpretations and decisions with regard thereto shall be final and conclusive.

         2. Eligibility. Such groups of employees of the Corporation or its subsidiaries as may from time to time be designated by the Committee will be eligible to participate in the Program, in accordance with such rules as may be prescribed from time to time by the Committee. No employee can participate in the Program if such employee would, immediately after participating in the Program, own stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Corporation or of its parent or subsidiary corporations.

         3. Offerings. The Corporation shall make on the last business day of each calendar month or such other period as the Committee may determine (such month or other period being an "Offering Period"), an offering to such employees to purchase shares of Common Stock under the Program.

         4. Participation. An employee eligible pursuant to Section 2 above on the first day of any Offering Period may participate in such offering by completing and forwarding by a date, selected by the Committee, prior to such Offering Period a payroll deduction authorization form to the employee's appropriate payroll location. The employee will authorize a regular payroll deduction from his regular compensation and will specify the date on which such deduction is to commence, which may not be retroactive. If the Committee so determines, the employee may also specify whether he wishes deductions to be made from such non-fixed, bonus compensation as he may receive from time to time.

         5. Deductions. The Corporation will maintain payroll deduction accounts on its books for all participating employees. With respect to any offering made under the Program, an employee may authorize a payroll deduction in a form as the Committee determines, but not in





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excess of a maximum of (a) ten percent (10%) of the compensation an employee receives during the Offering Period (or during such portion thereof as an employee may elect to participate) or (b) such lesser amount as is determined by the Committee.

         6. Deduction Changes. The employee may at any time stop (but not increase or decrease) the employee's payroll deduction by filing a new payroll deduction authorization form. The cessation of contributions shall become effective as soon as possible after receipt of the form. The employee may thereafter begin participation again only during the next Offering Period. A payroll deduction may not be increased or reduced during any Offering Period.

         7. Interest. The Corporation shall not credit employee accounts with interest.

         8. No Withdrawal of Funds. Once an employee has begun participation in any Offering Period, he may stop his payroll deductions but, except as provided in Section 13, may not withdraw any cash balance accumulated in his account.

         9. Purchase of Shares. Each employee participating in any offering under the Program will be granted an opportunity to purchase, upon the effective date of such offering, as many shares of Common Stock as may be purchased with the funds that the participating employee elects to withhold pursuant to Section 5 above.

         The purchase price for each share purchased will be 85% of the market price on the last business day of any Offering Period . The account of each participating employee shall be totaled and funds in the employee's account as of that date shall be used to purchase Common Stock. The employee shall be deemed to have exercised an option to purchase such shares at such price and the employee's account shall be charged for the amount of the purchase. Subsequent shares purchased by the employee will be purchased in the same manner, subject to funds having again been deposited in the employee's account.

         10. Registration of Certificates. It is anticipated that shares of Common Stock purchased by the employee shall be held by a third party agent in an investment account established for the employee and that, unless special arrangements are made to the contrary, any dividends paid on shares of Common Stock purchased under the Program will be reinvested.

         Upon request by the employee to the third party agent or the Corporation, certificates for whole shares will be delivered to the employee. Fractional shares will not be delivered.

         At the Committee's discretion, certificates when issued may be registered only in the name of the employee, or, if the employee so indicates on the employee's payroll deduction authorization form, in the employee's name jointly with a member of the employee's family, with right of survivorship. An employee who is a resident of a jurisdiction which does not recognize such a joint tenancy may have certificates registered in the employee's name as tenant in common or as community property with a member of the employee's family, without right of survivorship.


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         11. Definitions. The phrase "market price" means the closing price of
Common Stock on a given day as reported in the Wall Street Journal or, if no sales of Common Stock were made on that day, the closing price of stock on the next preceding day on which sales were made.

         The term "subsidiary" means a subsidiary of the Corporation within the meaning of Section 424(f) of the Internal Revenue Code of 1986 and the regulations promulgated thereunder; provided, however, that the Program shall not be deemed to cover the employees of any subsidiary unless so authorized by the Committee.

         12. Rights as a Stockholder. None of the rights or privileges of a stockholder of the Corporation shall exist with respect to shares purchased under the Program unless and until ownership of such shares shall have been appropriately evidenced on the Corporation's books.

         13. Rights on Retirement, Death, or Termination of Employment. In the event of a participating employee's retirement, death, or termination of employment, no payroll deduction shall be taken with respect to any severance, life insurance or other similar payments due to such employee but, pursuant to the employee's payroll deduction authorization form, a payroll deduction will be made with respect to regular compensation due for the period prior to the participating employee's retirement, death or termination of employment. In the event of an employee's death and upon the request of his estate but subject to the approval of the Committee, the balance in the deceased employee's account shall be paid to the employee's estate rather than utilized to purchase shares of Common Stock.

         14. Rights Not Transferable. Rights under the Program are not transferable by a participating employee other than by will or the laws of descent and distribution, and are exercisable during the employee's lifetime only by the employee.

         15. Application of Funds. All funds received or held by the Corporation under the Program may be used for any corporate purpose.

         16. Adjustment in Case of Changes Affecting Common Stock. In the event of a subdivision of outstanding shares, or the payment of a stock dividend, the number of shares approved for the Program, and the share limitations contained herein, shall be increased proportionately, and such other adjustment shall be made as may be deemed equitable by the Board of Directors. In the event of any other change affecting Common Stock, such adjustment shall be made as may be deemed equitable by the Board of Directors to give proper effect to such event.

         17. Amendment of the Plan. The Board of Directors may at any time, or from time to time, amend the Program in any respect, except that, without the approval of a majority of the shares of capital stock of the Corporation present at a meeting notice for which included such purpose, no amendment shall be made
(i) increasing the number of shares approved for the Program (other than as provided in Section 16), (ii) decreasing the purchase price per share, or (iii) changing the designation of subsidiaries eligible to participate in the Program. The Chief Executive Officer, the President and the Vice President of Human Resources, and any other


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officer of the Corporation who is authorized by the Board of Directors, shall have the right at any time, with approval of the Board, to amend the Plan in whole or in part, including retroactively to the extent necessary. Notwithstanding the preceding sentence, such Board approval shall not be required for (i) any amendment that does not require stockholder approval or
(ii) the participation of the Program as a participating employer of any subsidiary of the Corporation.

         18. Termination of the Plan. The Program and all rights of employees under any offering hereunder shall terminate:

                  (a) on the day that participating employees become entitled to purchase a number of shares greater than the number of shares remaining available for purposes provided, however, if the number of shares so purchasable is greater than the shares remaining available, the available shares shall be allocated by the Committee among such participating employees in such manner as it deems fair; or

                  (b) at any earlier time, at the discretion of the Board of Directors.

         No offering hereunder shall be made which shall extend beyond December 31, 2006. Upon termination of the Program all amounts in the accounts of participating employees shall be carried forward into the employee's payroll deduction account under a successor program, if any, or promptly refunded.

         19. Governmental Regulations. The Corporation's obligation to sell and deliver shares of Common Stock under the Program is subject to the approval of any governmental authority required in connection with the authorization, issuance, or sale of such stock.

         20. Share Purchases. Purchases of outstanding shares may be made pursuant to and on behalf of the Program, upon such terms as the Board of Directors of the Corporation may approve, for delivery under the Program.


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